Exhibit 99.1

Urine-based Cancer Detection Technology Validated

Trovagene develops ultra-sensitive cell-free DNA assay

SAN DIEGO, CA — July 22, 2013 — Trovagene, Inc. (NASDAQ: TROV) announces that results emerging from ongoing clinical studies have confirmed the broad applicability of Trovagene technology across a variety of cancer types, and the successful development of a molecular diagnostic test capable of detecting and quantifying oncogene mutations from a simple urine specimen.

The ability to regularly detect and monitor the results of cancer treatment through a non-invasive, systemic sample could significantly help patients who require therapy for recurrent or metastatic cancer.

Clinical validation of Trovagene’s ultra-sensitive assay procedure has been confirmed initially for detection of the BRAF mutation from cell-free (cf) DNA in urine.  The cf-BRAF test will be available as a laboratory developed test (LDT) this quarter, and offered through the company’s CLIA lab.

“Our ability to detect and quantify oncogenic mutations in the urine of cancer patients represents a significant step towards better patient monitoring,” said Mark Erlander, Ph.D., chief scientific officer for Trovagene. “The analytic performance levels required to achieve this are made possible through the large sample volumes available from urine, combined with state-of-the-art digital PCR and sequencing platforms.”

Trovagene is developing numerous cell-free assays that target clinically actionable oncogene mutations, including BRAF, KRAS, PIK3CA and others.  Given the recent approval of several new targeted therapies to treat BRAF-mutation positive melanoma, Trovagene prioritized the development of the BRAF assay to address the clinical need to monitor patient response to these therapies. BRAF mutations are prevalent in many different cancers. Trovagene’s cf-BRAF mutation assay is being validated across a range of solid tumors, confirming that urine-based mutation detection is applicable across many cancer types.

Building on this ability to detect single mutations, Trovagene is now developing assay panels to broaden its’ cancer monitoring capabilities using next-generation sequencing platforms. Many cancers exhibit multiple oncogenic mutations and genomic variations, and can develop new resistance mutations during the course of disease and treatment. Targeted cancer monitoring panels may provide a cost-effective way of following these patients throughout their disease as compared to current standard-of-care monitoring techniques, which include CT and PET scans.

“Measuring the genomic changes underlying a patients’ tumor can result in clinically actionable information that benefits the patient and the treating physician,” stated Antonius Schuh, Ph.D., chief executive officer of Trovagene. “The additional capability to non-invasively monitor a patients’ cancer in near-real time may improve the overall management of cancer, leading to better patient outcomes.”

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its patented technology for the detection of cell-free DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that can be isolated and detected from urine. Trovagene has a strong intellectual property asset as it relates to cell-free DNA and RNA testing in urine. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission.

Contact:

Trovagene, Inc.

Stephen Zaniboni
Chief Financial Officer
Trovagene, Inc.
858-952-7594
szaniboni@trovagene.com

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